UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

     Washington, D.C. 20549

FORM 11-K

(Mark One)

[X]          ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

           For the fiscal year ended December 31, 2007

OR

[ ]          TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

          For the transition period from __________ to __________

Commission file number 1-8198

_______________________________

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

                HSBC-NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN

         B.     Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

HSBC FINANCE CORPORATION

26525 N. Riverwoods Blvd.

Mettawa, Illinois 60045

As of March 28, 2003, all shares of HSBC Finance Corporation (formerly known as Household International, Inc.) common stock held by the plan were converted to American depository shares of HSBC Holdings plc (“HSBC”). HSBC’s executive offices are located at 8 Canada Square, London E14 5HQ, United Kingdom.

Financial Statements and Exhibits

                                                                                                                                  Page
                                                                                                                                 Number

     (a)      Financial Statements

1.	Report of Independent Registered Public Accounting Firm F-1

2.	Statements of Net Assets Available for Plan

Benefits as of December 31, 2007 and 2006                                         F-2

3.	Statements of Changes in Net Assets Available for Plan Benefits for each of the years in the

two year period ended December 31, 2007                                           F-3

                    4.     Notes to Financial Statements                                                            F-4

     (b)      Supplemental Schedules

               Schedule H – Line 4i – Schedule of Assets Held
               (As of December 31, 2007)                                                                           F-10

     (c)  Exhibit

1.	23(a) Consent of Independent Registered Public

Accounting Firm – KPMG LLP                                                        F-11

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Committee has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

                    HSBC-North America (U.S.) Tax Reduction Investment Plan

Date:      June 30, 2008
                                                                         By:      /s/ William H. Kesler

                                                                                    Executive Vice President and Treasurer

                                                                                   of HSBC Finance  Corporation

                                                                                   as Member, Administrative Committee

Report of Independent Registered Public Accounting Firm

The Administrative Committee of the

HSBC–North America (U.S.) Tax Reduction Investment Plan:

We have audited the accompanying statements of net assets available for plan benefits of the HSBC–North America (U.S.) Tax Reduction Investment Plan (the Plan) as of December 31, 2007 and 2006, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2007 and 2006, and the changes in net assets available for plan benefits for the years then ended in conformity with U.S. GAAP.
Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The supplemental schedule, Schedule H, Line 4i – Schedule of Assets (As of December 31, 2007) is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP

Chicago, Illinois
June 30, 2008

HSBC-NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN

STATEMENTS OF NET ASSETS Available for Plan Benefits

December 31,	2007	2006

	in thousands
ASSETS
Total investments, at fair value	$ 2,926,896.2	$ 2,722,125.8
Receivables:
Contributions:
Employer	13.0	6.6
Participant	17.3	29.1
Accrued dividends and interest	4.5	1.8

Total receivables	34.8	37.5

NET ASSETS AVAILABLE FOR PLAN BENEFITS	$ 2,926,931.0	$ 2,722,163.3

The accompanying notes are an integral part of these financial statements.

HSBC-NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN

STATEMENTS OF CHANGES IN NET ASSETS Available for Plan Benefits

YEAR ENDED DECEMBER 31,	2007	2006

	in thousands
ADDITIONS:
Net investment income:
Net realized gains on investments	$ 15,220.3	$ 20,225.2
Net unrealized (depreciation)/appreciation of investments	(40,036.4)	$172,797.1
Interest income from investments	7,118.6	6,562.4
Interest income from loans	6,869.2	5,589.5
Dividend income from HSBC ADSs	12,280.5	13,494.3
Other dividend income	143,082.6	100,286.6

Net investment income	144,534.8	318,955.1
Contributions:
Employer matching	136,734.5	134,290.0
Participant	209,013.4	217,160.4

Total Contributions	345,747.9	351,450.4

Asset transfer in	1,289.1	40,308.4

Total additions	491,571.8	710,713.9

DEDUCTIONS:
Participant withdrawals and distributions	286,348.0	188,741.4
Administrative expenses	456.1	244.9
Total deductions	286,804.1	188,986.3

Net increase in assets	204,767.7	521,727.6

NET ASSETS AVAILABLE FOR PLAN BENEFITS AT BEGINNING OF YEAR	2,722,163.3	2,200,435.7

NET ASSETS AVAILABLE FOR PLAN BENEFITS AT END OF YEAR	$ 2,926,931.0	$ 2,722,163.3

The accompanying notes are an integral part of these financial statements.

HSBC-NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2007 and 2006

1.     DESCRIPTION OF THE PLAN

The HSBC-North America (U.S.) Tax Reduction Investment Plan (the “Plan”) is a defined contribution plan for eligible employees of participating subsidiaries and affiliates of HSBC North America Holdings Inc. (“HNAH” or the “Plan Sponsor”), including HSBC Finance Corporation and its subsidiaries (“HSBC Finance”), HSBC Bank USA (“HBUS”), and HSBC Technology Services (USA) (“HTSU”). Participants should refer to the summary plan description document for a more complete description of the Plan’s provisions.

General

The Plan is funded through a single 401(k) trust with Vanguard Fiduciary Trust Company. Effective June 1, 2007, the Solstice Capital Group Inc. 401(k) Profit Sharing Plan and Trust was merged into the Plan.

Contributions

Employees are eligible to participate in the Plan after 30 days of service and at any age. Employees may contribute up to 40% of their total compensation to the Plan each year. Unless they decline participation, employees that are newly hired or rehired on or after January 1, 2007 are automatically enrolled in the Plan for 1% pre-tax contributions after they become eligible and such contributions are invested in a Vanguard Target Retirement Fund based on such employee’s age as of December 31 of his or her year of hire and projected years to retirement (age 65). Contributions by highly compensated employees (as defined by law) or employees affected by IRS limits may be limited. Employees may elect to make contributions on a pre-tax, after-tax, or rollover basis. Pre-tax contributions are taken out of an employee's pay before taxes are deducted. After-tax contributions are taken out of an employee’s pay after it is taxed. Rollover is for lump-sum payments (pre-tax or after-tax) from another employer’s qualified plan into a “rollover account” in the Plan. Effective for Plan years beginning on or after January 1, 2002, each eligible participant who has attained age 50 before the close of the Plan year shall be eligible to contribute additional funds or pre-tax catch-up contributions up to IRS limits. There is no Company match on catch-up contributions made by highly compensated employees. After one year, each participant’s contribution, other than catch-up contributions made by highly compensated employees, is matched by employer contributions at a rate of 3% of compensation for a participant contribution of 1% and at a one for one match on additional contributions up to 4% of compensation. In total, a participant who makes a contribution of 4% of his compensation will receive an employer matching contribution of 6% of their compensation.

Employer-matching contributions are made in cash and invested in accordance with the participant’s investment elections. These contributions are fully vested immediately.

If certain conditions are satisfied, a participant’s after-tax contributions may be withdrawn at any time whereas pre-tax contributions and employer matching contributions made on or after January 1, 1999 may not be withdrawn except for an immediate financial hardship, termination of employment or attainment of age 59 1/2. Employer matching contributions made prior to 1999 may be withdrawn after five years of plan participation. If the participant is under age 59 1/2, the withdrawal is subject to a 10% penalty. Distributions may be made as a single sum distribution only.

HNAH has the right to discontinue or modify its contributions at any time.

HSBC-NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2007 and 2006

1.	DESCRIPTION OF THE PLAN (continued)

Investments

Participants may elect to invest their employee contributions in various funds. At December 31, 2007, the funds available for investment were the Vanguard Target Retirement Income Fund; Vanguard Target Retirement 2005 Fund; Vanguard Target Retirement 2015 Fund; Vanguard Target Retirement 2025 Fund; Vanguard Target Retirement 2035 Fund; Vanguard Target Retirement 2045 Fund; HSBC Investor Money Market Fund-Class D; HSBC Investor Fixed Income Fund; HSBC Investor International Equity Fund-Class Y; HSBC Investor Limited Maturity Fund-Class Y; Vanguard Retirement Saving Trust; Vanguard Inflation-Protected Securities Fund; Vanguard Total Bond Market Index Fund; Dodge and Cox Stock Fund; Cambiar Opportunity Fund-Institutional Class; Vanguard 500 Index Fund Investor Shares; Vanguard PRIMECAP Fund; Goldman Sachs Small Cap Value Fund A Shares; Turner Small Cap Equity Fund Class 2; Century Small Cap Select Fund – Institutional Shares; and the Columbia Marsico International Opportunities Primary A Fund.

Participant Loans

Loans to participants are available under the Plan. A $40 loan fee is deducted from the amount borrowed when the loan is made. Each loan must be for an amount not less than 1,000 up to a maximum equal to the lesser of $50,000 or 50 percent of the participant’s account balance. No more than two non-residential loans and one loan for the construction or acquisition of a principal residence may be outstanding at any time. Loans are secured by the participant’s account balance. Loans must be repaid within four and a half years except that, at the Administrative Committee’s (“Committee”) discretion, loans for the construction or acquisition of a participant’s principal residence may be made for a term of up to 25 years. However, all loans become due upon severance of the participant’s employment. The Committee will determine the interest rate to be charged on each loan based on prevailing market conditions for similarly secured personal loans. The range of interest rates on outstanding loans is 0.82% to 13.0%. Prepayment of a loan in full is allowed at any time without penalty. Loan repayments are made automatically through payroll deductions.

Administrative expenses

The Plan is subject to the requirements of the Employee Retirement Income Security Act of 1974 (ERISA). The Vanguard Fiduciary Trust Company and the Vanguard Group of Investment Companies are the trustee and record keeper of the Plan, respectively. The Plan paid approximately $456,000 and $245,000 in 2007 and 2006, respectively, of the expenses related to the administration of the Plan. Other expenses related to the administration of the HSBC ADS Fund were netted from the investment income allocable to the Plan participants. In 2007 and 2006, $205,999 and $288,597 respectively, were netted from the HSBC ADS Fund’s investment income rather than being paid by the Plan Sponsor.

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocations of (a) the Company’s contribution and (b) Plan earnings, and charged with an allocation of administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting

Participants are 100 percent vested in their contributions and earnings and/or losses on those contributions. In addition, once the Company begins matching contributions (after one year), the Participant is also 100 percent vested in their entire TRIP account.

HSBC-NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2007 and 2006

Payment of Benefits

On termination of services due to any reason, including retirement or long-term disability, the full value of Participant’s Plan account can be paid to the Participant. In the event of death, the benefit will be paid to the beneficiary. When eligible to receive payment of account, the benefit will be paid as lump sum Direct Rollover or Distribution to Participant. The payment is subject to IRS penalties if under 59 1/2 and not rolled into an IRA or other eligible retirement vehicle.

2.     SUMMARY OF ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the Committee to make estimates and assumptions that affect the amounts of assets and liabilities and changes therein and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Basis of Accounting

The Plan is accounted for on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles.

Investment valuation and income recognition

The plan’s investments are stated at fair value. If available, quoted market prices are used to value investments. Shares of mutual funds are valued at the net asset value of shares held by the plan at year end. Participants loans are valued at amortized cost, which represents fair value. The fair value of the guaranteed investment contract is calculated by discounting the related cash flows based on current yields of similar instruments with comparable durations.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Net realized gain (loss) is the difference between the selling price of an investment and the average cost of that investment. This average is based on revalued cost. Under this method, the cost of a security is equal to its market value at the beginning of the plan year or its acquisition cost if acquired during the plan year.

Unrealized appreciation (depreciation) of investments is the difference between the market value of an investment at the end of the plan year and the market value of the same investment at the beginning of the plan year or at its acquisition date if acquired during the plan year.

Payment of Benefits

Benefits are recorded in the financial statements when paid.

HSBC-NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2007 and 2006

3.     COMMON COLLECTIVE TRUST

The Vanguard Retirement Savings Trust is a tax-exempt collective trust invested primarily in investment contracts and similar fixed-principal investments.

The investment contracts held by the Plan are benefit-responsive and are carried at contract value which represents contributions made under the contracts, plus interest at contract rates, less withdrawals and administrative expenses. The contract value approximates the fair value of the contracts. The average yield for the Vanguard Retirement Savings Trust Fund was 4.71% and 4.36% for 2007 and 2006, respectively. The crediting rate was 4.86% and 4.79% at December 31, 2007 and 2006, respectively. The Vanguard Retirement Savings Trust Fund operates in a manner similar to a mutual fund, where the investments of the Fund are in various investment contracts whose mix can change daily. The Vanguard Retirement Savings Trust Fund has no minimum crediting interest rate. No valuation reserves were considered necessary at December 31, 2007 or 2006.

4. RECONCILIATION TO FORM 5500

The following is a reconciliation of net assets available for plan benefits per the financial statements at December 31, 2007 and 2006 to Form 5500:

	2007	2006

	in thousands
Net assets available for plan benefits per the financial statements	$2,926,931.0	$2,722,163.3
Amounts allocated to withdrawing participants	(3,303.7)	(3,131.5)

Net assets available for plan benefits per the Form 5500	$2,923,627.3	$2,719,031.8

The following is a reconciliation of benefits paid to participants per the financial statements for the years ended December 31, 2007 and 2006 to Form 5500:

	2007	2006

Benefits paid to participants per the financial statements	$286,348.0	$188,741.4
Add: Amounts allocated to withdrawing participants at December 31, 2007 and 2006	3,303.7	3,131.5
Less: Amounts allocated to withdrawing participants at December 31, 2006 and 2005	(3,131.5)	(2,929.9)
Benefits paid to participants per Form 550	$286,520.2	$188,943.0

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2007, but not yet paid as of that date.

HSBC-NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2007 and 2006

5.     TAX STATUS OF THE PLAN

The Plan operates as a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code (the “Code”). Qualification of the Plan means that a participant will not be subject to federal income taxes on pre-tax contributions and employer matching contributions, or on earnings or appreciation on all account balances held in the Plan, until such amounts either are withdrawn by or distributed to the participant or are distributed to the participant’s beneficiary in the event of the participant’s death. The Plan has received a favorable determination letter dated December 10, 2002 from the Internal Revenue Service that the Plan is qualified under the Code. Although the plan has been amended since receiving the determination letter, the Plan administrator and the Plan’s counsel believe that the Plan is designed and is currently being operated in compliance with applicable requirements of the Code. A new determination letter request was filed with the Internal Revenue Service on January 31, 2007.

As the Plan operates under a qualified plan under the Code, no significant income tax uncertainties exist related to FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

6. INVESTMENTS

The following presents investments that represent 5 percent or more of the Plan’s net assets.

December 31,	2007	2006

	in thousands
HSBC ADS Fund	$205,999.4	$288,597.1
Vanguard Retirement Savings Trust	161,746.5	154,179.6
Vanguard Primecap Fund	372,398.6	333,838.3
Dodge&Cox Stock Fund	354,564.6	353,127.7
HSBC Investor Money Market Fund-Class D	263,433.1	243,831.1
HSBC Investor International Equity Fund-Class Y	182,600.4	146,903.2
Vanguard 500 Index Fund	387,820.9	357,831.0

The Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated/(depreciated) in value as follows:

Year Ended December 31,	2007	2006

	in thousands
HSBC ADS Fund	$ (20,151.0)	$41,066.3
Mutual funds	(4,665.1)	151,956.0

	$ (24,816.1)	$193,022.3

HSBC-NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2007 and 2006

7. Plan Termination

The Plan Sponsor expects to continue the Plan indefinitely. Nevertheless, it maintains the right to suspend or discontinue Plan Sponsor contributions and/or terminate the Plan at any time and for any reason, to the extent permitted by law. In addition, it may amend or modify the Plan from time to time to the extent permitted by law. Any changes will be communicated in writing. In the event of a termination, all vested benefits will be non-forfeitable and will not be returned to HSBC.

8. Risk and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market rate, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available from benefits.

9. Related-Party Transactions

Certain plan investments are shares of mutual funds managed by subsidiaries of the Plan Sponsor and Vanguard. HSBC Investments (USA) Inc. is a subsidiary of the Plan Sponsor and Vanguard is the trustee as defined by the plan. Therefore these transactions qualify as party-in-interest transactions.

10. Commitments and Contingencies

In the ordinary course of business, the Plan may be named as defendant in or be a party to various pending and threatened legal proceedings. The Plan administrator and the Plan’s counsel believe, based upon current knowledge, that liabilities arising our of any such current proceedings will not have a material adverse effect on the statements of net assets available for plan benefits and the related statements of changes in net assets available for plan benefits.

HSBC-NORTH AMERICA (U.S.) TAX REDUCTION INVESTMENT PLAN

Schedule H – Line 4i – Schedule of Assets Held (As of December 31, 2007)

In thousands.

IDENTITY OF ISSUER,
BORROWER, LESSOR, OR	DESCRIPTION OF		MARKET
SIMILAR PARTY	INVESTMENT	COST	VALUE

Foreign Securities:
The Vanguard Group of Investment Companies*	HSBC ADS Fund (A)	$148,645.9	$205,999.4

Common Collective Trust:
The Vanguard Group of Investment Companies*	Retirement Savings Trust	161,746.5	161,746.5

Mutual Funds:
The Vanguard Group of Investment Companies*	Cambiar Opportunity	59,085.6	61,572.6
The Vanguard Group of Investment Companies*	Vanguard Total Bond Mkt Index	124,335.5	125,984.2
The Vanguard Group of Investment Companies*	Century Small Cap	78,715.6	71,390.7
The Vanguard Group of Investment Companies*	Columbia MRSC Int Opportunity	118,929.6	136,751.2
The Vanguard Group of Investment Companies*	Primecap Fund	326,333.8	372,398.6
The Vanguard Group of Investment Companies*	Dodge&Cox Stock Fund	361,202.0	354,564.6
The Vanguard Group of Investment Companies*	Goldman Small Cap	21,415.5	17,189.7
The Vanguard Group of Investment Companies*	HSBC Adv:Fixed	28,110.9	26,796.3
The Vanguard Group of Investment Companies*	HSBC Adv:Intl Eqty	176,414.1	182,600.4
The Vanguard Group of Investment Companies*	HSBC Inv:LTD Mat	6,458.6	6,470.9
The Vanguard Group of Investment Companies*	HSBC Inv:MM;D	263,433.8	263,433.1
The Vanguard Group of Investment Companies*	Turner Small Cap	15,023.1	12,662.7
The Vanguard Group of Investment Companies*	Vanguard 500 Index	345,255.9	387,820.9
The Vanguard Group of Investment Companies*	Vanguard Inflation- Protected Securities Fund	23,072.3	23,729.0
The Vanguard Group of Investment Companies*	Vanguard Tgt Retirement 2005	15,127.1	15,855.4
The Vanguard Group of Investment Companies*	Vanguard Tgt Retirement 2015	88,312.7	96,721.9
The Vanguard Group of Investment Companies*	Vanguard Tgt Retirement 2025	115,063.6	127,448.0
The Vanguard Group of Investment Companies*	Vanguard Tgt Retirement 2035	97,319.2	107,960.6
The Vanguard Group of Investment Companies*	Vanguard Tgt Retirement 2045	42,647.8	46,248.0
The Vanguard Group of Investment Companies*	Vanguard Tgt Retirement Inc	6,615.7	6,827.5
The Vanguard Group of Investment Companies*	SRSC Fund	15,576.3	17,394.8

Loans:
Loans to Participants*	Loans to Participants	0.0	97,329.2
	(Rates ranging from 0.82% to 13.0%)
Total Assets Held for Investment Purposes		$2,638,841.1	$2,926,896.2

* Party-in-Interest

(A) On March 28, 2003, all outstanding shares of Household International, Inc. common stock were converted into HSBC American depository shares. No further participant contributions or company match contributions will be invested in HSBC American depository shares.

See accompanying report of independent registered public accounting firm.

Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
HSBC Finance Corporation:

We consent to the incorporation by reference in the registration statements No. 2-86383, No. 33-21343, No. 33-45454, No. 33-52211, No. 33-58727, No. 333-00397, No. 33-44066, No. 333-03673, No. 333-39639, No. 333-58287, No. 333-58289, No. 333-58291, No. 333-47073, No. 333-36589, No. 333-30600, No. 333-50000, No. 333-70794, No. 333-71198, No. 333-83474 and No. 333-99107 on Form S-8 of our report dated June 30, 2008 with respect to the statements of net assets available for plan benefits of the HSBC–North America (U.S.) Tax Reduction Investment Plan as of December 31, 2007 and 2006, the related statements of changes in net assets available for plan benefits for the years then ended, and the supplemental schedule, Schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2007 which report appears in the December 31, 2007 annual report on Form 11-K of the HSBC–North America (U.S.) Tax Reduction Investment Plan.

/s/ KPMG LLP

Chicago, Illinois

June 30, 2008